EXHIBIT 99.1

Palatin Provides Update on VYLEESI® Collaborations

•	Licensee Fosun Pharma Reports First Commercial Sale in China

o	First prescription dispensed in Chinese Hainan Province

•	South Korean Licensee Kwangdong Pharmaceuticals Completes Enrollment in Phase 3 Clinical Study

o	93% of patients enrolled completed the Phase 3 trial in premenopausal patients with Hypoactive Sexual Desire Disorder (HSDD)

o	Data expected later this year

o	Supports submission to Korean Ministry of Food & Drug Safety (MFDS) for Marketing Approval

CRANBURY, NJ – August 8, 2023 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced that Fosun Pharma, the licensee of Vyleesi in China, reported its first sale in the Hainan Province of China. Palatin also announced that their South Korean licensee, Kwangdong Pharmaceuticals, completed enrollment in its Phase 3 clinical trial evaluating the efficacy and safety of Vyleesi in premenopausal women with HSDD. Data from this trial is anticipated by year end with a potential regulatory submission in the first half of 2024.

Vyleesi is the first and only as-needed treatment approved by the U.S. Food and Drug Administration (FDA) for premenopausal women with acquired, generalized hypoactive sexual desire disorder (HSDD). Vyleesi is marketed by Palatin in the U.S. and the Company recently announced its sixth consecutive quarter of double-digit growth in Vyleesi prescriptions dispensed.

“We are excited by this significant achievement and advancement of Vyleesi in HSDD patients in China,” stated Carl Spana, Ph.D., President, and Chief Executive Officer of Palatin. “This first commercial sale, coupled with the completed enrollment in the Phase 3 clinical trial in South Korea, strengthens our position in the Asian marketplace. After the data analysis, we will be working closely with Kwangdong in preparing the marketing application with the Korean regulatory authorities. We look forward to the potential approval in South Korea and expanding the availability and use of Vyleesi worldwide.”

Fosun’s first sale of Vyleesi was dispensed through a medical institution in the Hainan Province, a free trade port in China, under which certain imported pharmaceutical products can be sold in Hainan without first receiving registration approval from the Chinese National Medical Products Administration (NMPA). The establishment of the Hainan Free Trade Zone (FTZ) is expected to further boost the medical tourism zone project and leverage market opportunities created by the growing demand for medical products and services.

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Kwangdong’s Phase 3 study is a bridging, multicenter, randomized, double-blind, placebo-controlled, parallel-group trial to evaluate the efficacy and safety of subcutaneously injected bremelanotide in premenopausal women with hypoactive sexual desire disorder (with or without decreased arousal). The study enrolled 193 patients with 180 completing the study (93%). Results of the study are currently expected later this year and the data will support a potential first-half 2024 submission to the Korean Ministry of Food & Drug Safety (MFDS) for potential marketing approval.

Under the terms of the 2017 agreement with Fosun, Palatin granted Fosun an exclusive license to develop and commercialize bremelanotide (Vyleesi) in in the territories of mainland China, Taiwan, Hong Kong and Macau. Palatin received an upfront payment of $5.0 million and is due a $7.5 million milestone based on regulatory approval by the Chinese National Medical Products Administration (NMPA). Palatin has the potential to receive up to $92.5 million in sales related milestones and high single-digit to low double-digit royalties on annual net sales in the licensed territory. All development, regulatory, sales, marketing, and commercial activities and associated costs in the licensed territory are the sole responsibility of Fosun.

Under the terms of the 2017 agreement with Kwangdong, Palatin granted Kwangdong an exclusive license to develop and commercialize bremelanotide (Vyleesi) in the Republic of Korea for HSDD/FSD. Kwangdong is responsible for all regulatory and other development and clinical activities necessary for commercialization in the Republic of Korea. In exchange, Palatin received an upfront payment of $500,000 and is due a $3.0 million milestone based on the first commercial sale in Korea. Palatin has the potential to receive up to $37.5 million in annual sales related milestones and mid-single-digit to low-double-digit royalties on net sales in the licensed territory.

About Vyleesi® (bremelanotide injection) for Hypoactive Sexual Desire Disorder (HSDD)

Vyleesi is the first and only as-needed treatment approved by the FDA for premenopausal women with acquired, generalized HSDD.

Palatin is actively seeking Vyleesi collaborations for the United States and for territories outside the currently licensed territories of China and Korea. Vyleesi is licensed to Fosun Pharma in China and Kwangdong Pharmaceuticals in South Korea.

Patients and healthcare providers can learn more about HSDD and Vyleesi at www.vyleesi.com and www.vyleesipro.com.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

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Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin, such as statements about Vyleesi licensees and activities, initiatives, results and potential market, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:

Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors

CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® and Vyleesi® are registered trademarks of Palatin Technologies, Inc.

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